Exhibit 99.1

NEWS RELEASE

Nabors Announces New Revolving Credit Facility

HAMILTON, Bermuda, January 24, 2022 /PRNewswire/ — Nabors Industries Ltd. (“Nabors”) (NYSE: NBR) closed, on January 21, 2022, a secured $350 million revolving credit facility maturing on January 21, 2026. The new credit facility replaces the Company’s 2018 Revolving Credit Facility, which would have matured on October 11, 2023.

The new credit facility has several features not included in the prior facility:

•	An accordion feature to increase the credit facility capacity up to an additional $100 million
•	A basket for additional indebtedness, including term loans and letters of credit, up to $150 million, secured by liens, which may include liens on the collateral securing the credit facility
•	In the event of future increases in consolidated net tangible assets, a grower basket for term loans up to $100 million, secured by liens on assets outside the credit facility’s collateral

The credit facility requires that the following senior notes be repaid at least 90 days before each note’s applicable maturity date: Nabors Delaware’s existing 5.1% and 5.5% senior notes, both due 2023, and 5.75% senior notes due 2025. In addition, to the extent that $143.6 million or more aggregate principal amount of the 0.75% senior exchangeable notes due 2024 remains outstanding 90 days prior to its maturity date, Nabors must defease or refinance said notes.

In lieu of the minimum liquidity requirement and the guarantor asset coverage ratio contained in Nabors’ previous credit facility, the new credit facility requires Nabors to maintain an interest coverage ratio, which increases on a quarterly basis, and a minimum guarantor value. In addition, the new credit facility includes a lower collateral coverage ratio.

Initial borrowing cost under the new credit facility will be approximately 3.1%. The rate will vary over time and may be adjusted with changes to Nabors’ credit ratings.

The credit facility is guaranteed by Nabors and certain of its subsidiaries. The credit facility also includes a U.S. dollar-denominated standby letter of credit sublimit.

William Restrepo, Nabors’ Chief Financial Officer, commented, “Following our recent $700 million bond issue at the end of last year, we continue to bolster our near-term liquidity position by closing on this new credit facility. The new credit facility adds more than two years term as compared to the prior credit facility. In addition, it is more appropriately sized to meet the fluctuations of our working capital needs over time and is more in line with the amount of debt maturing over the next several years. We have added additional flexibility with more appropriate covenants and the ability to expand the facility if needed. This new facility allows us to create a separate secured facility for letters of credit, which would free up availability for additional liquidity. Finally, the new facility, even if fully drawn, allows us to issue up to approximately $430 million of additional Senior Priority Guaranteed Notes.

Mr. Restrepo continued, “These improvements in our debt profile and near-term liquidity come as the industry further recovers. As we enter 2022, we expect results to strengthen over the year, providing solid support to our annual free cash flow and debt reduction targets.”

Institutions participating in the credit facility are Citibank, N.A., Goldman Sachs Bank USA, HSBC Bank USA, N.A., Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, N.A.

Further details regarding the credit facility are available in a Current Report on Form 8-K filed with the Securities and Exchange Commission.

About Nabors Industries

Nabors Industries is a leading provider of advanced technology for the energy industry. With operations in approximately 20 countries, Nabors has established a global network of people, technology and equipment to deploy solutions that deliver safe, efficient and sustainable energy production. By leveraging its core competencies, particularly in drilling, engineering, automation, data science and manufacturing, Nabors aims to help shape the future of energy and enable the transition to a lower carbon world.

Investor Contacts:

For further information regarding Nabors, please contact William C. Conroy, CFA, Vice President of Corporate Development & Investor Relations, +1 281-775-2423 or via e-mail william.conroy@nabors.com, or Kara Peak, Director of Corporate Development & Investor Relations, +1 281-775-4954 or via email kara.peak@nabors.com.

SOURCE Nabors Industries Ltd.